Exhibit (d)(ii)

July 24, 2016.

WST S.A.

At. Gregorio Werthein

PCT LLC

At. Edmond M. Safra

Re.:      File Reference “Offer JVA 1/2016.”

Dear Sirs,

We hereby accept your “Offer JVA 1/2016” dated July 24, 2016.

Very truly yours,

By Grupo Inversor Petroquimica S.L.

/s/ Hugo N. Galluzzo	/s/ Luis A. Fallo
Hugo N. Galluzzo	Luis A. Fallo
Attorney-in-fact	Attorney-in-fact